AMENDMENT TO THE
                    BELLSOUTH EMPLOYEE STOCK INVESTMENT PLAN

This Amendment is made to the BellSouth Employee Stock Investment Plan (the "Plan"), which was adopted effective April 1, 1996. Pursuant to Section 7.04 of the Plan, the BellSouth Savings Plan Committee hereby amends the Plan, effective June 15, 2001, as follows:

                                1.

Amend Section 2.01 of the Plan by replacing the definition of "Eligible Employee" as follows:

"Eligible Employee" means any regular full- or part-time Employee who is in active status, who is not an "Eligible Employee" under the terms of the Employee Stock Purchase Plan, and who is at least 18 years of age.

                                2.

Replace Section 4.03 of the Plan with the following:

A Participant may elect, in accordance with procedures established by the Plan Administrator, to change the rate of his payroll deductions or terminate payroll deductions at any time up to and including the last day of a Contribution Period, with such election being effective as of the first day of the first full pay period of the following Contribution Period. The last Participant election received by the Plan Administrator in a Contribution Period will be implemented and any prior elections received in the same Contribution Period will be disregarded. A Participant's termination of payroll deductions for any
Contribution Period shall not have any effect upon his eligibility to participate in any succeeding Contribution Period.

APPROVED this 15th day of June, 2001.

BELLSOUTH SAVINGS PLAN COMMITTEE:

/s/ Richard D. Sibbernsen
_________________________________
Richard D. Sibbernsen
Vice President - Human Resources
Chairman